EXHIBIT 10.60
FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT to that certain Employment Agreement between CONSUMER PROGRAMS INCORPORATED, a Missouri corporation (the “Corporation”) and GARY W. DOUGLASS (the “Executive”), dated as of April 8, 2002 (the “Employment Agreement”) is entered into as of this 25th day of April 2006.

WHEREAS, as a result of a Change of Control in March 2004, Executive is entitled to receive an Annual Bonus in cash at least equal to the highest bonus paid to him in any of the three fiscal years immediately prior to the date of the Change of Control; and

WHEREAS, Executive’s highest cash bonus in any of the three fiscal years preceding the Change of Control was Sixty-three Thousand Five Hundred Seventy-seven Dollars ($63,577.00), paid for fiscal year 2002 (the “Guaranteed Bonus”); and

WHEREAS, the Corporation and Executive desire to amend the Employment Agreement to provide for an alternative to the Guaranteed Bonus for Fiscal Year 2006;

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, the Corporation and Executive hereby agree to amend the Employment Agreement as follows:

    1.    Subsection 5(b) of the Employment Agreement shall be amended in its entirety to read as follows:

(i) After a Change of Control, in addition to the Base Salary, the Executive shall be awarded for each Fiscal Year during the Term of Employment an annual bonus (the "Annual Bonus") (pursuant to any bonus plan or program of the Corporation, any incentive plan or program of the Corporation, or otherwise) in cash at least equal to the highest bonus paid or payable to the Executive in respect of any of the Fiscal Years during the three Fiscal Years immediately prior to the date of the Change of Control. Prior to a Change of Control, the amount of the Executive's Annual Bonus shall be determined in accordance with the Corporation's regular practice. Executive's Annual Bonus Plan for the Corporation's Fiscal Year 2002 is set forth on Exhibit B, attached hereto and incorporated herein.

(ii)  Notwithstanding the provisions of subsection 5(b)(i) above, the Executive shall waive his right to receive the Guaranteed Bonus for the Corporation’s Fiscal Year 2006 and, in lieu thereof, shall be entitled to participate in the CPI Corp. Performance Plan, adopted as of April 14, 2005 (the “Performance Plan”) for Fiscal Year 2006. As a participant in the Performance Plan, Executive shall receive a minimum Annual Bonus of Forty Thousand Dollars ($40,000) for Fiscal Year 2006 (the “Minimum Bonus”). If the Executive receives only the Minimum Bonus for Fiscal Year 2006, the entire amount shall be paid to him in cash. If the amount earned by the Executive for Fiscal Year 2006 exceeds the Minimum Bonus, the Executive shall make an election to receive either (1) the total amount in such combination of cash and/or restricted shares as shall be determined by the CPI Corp. Compensation Committee in its sole discretion in a manner consistent with the treatment of other Executives who participate in the Performance Plan for Fiscal Year 2006 or (2) the Minimum Bonus in cash.

(iii)  For Fiscal Year 2007 and each fiscal year thereafter during the Term of Employment, Executive shall be entitled to receive an Annual Bonus in cash at least equal to the Guaranteed Bonus amount of Sixty-Three Thousand Five Hundred Seventy-seven Dollars ($63,577.00).

  2.    Unless otherwise defined in this Amendment, the defined terms used herein shall have the meanings ascribed to them in the Employment Agreement.

       3.    The Employment Agreement, as modified by this First Amendment, is hereby ratified and affirmed.

        IN WITNESS WHEREOF, the parties have executed this First Amendment to the Employment Agreement as of the date first written above.

CONSUMER PROGRAMS INCORPORATED

By: /s/ Paul Rasmussen
_____________________________________
        Paul Rasmussen, Chief Executive Officer

       /s/ Gary W. Douglass
_____________________________________
Gary W. Douglass